ImmuCell Announces Financial Results for Second Quarter and First Half of 2006

PORTLAND, ME -- 07/20/2006 -- ImmuCell Corporation (NASDAQ: ICCC) today announced the results of its operations for the three and six month periods ended June 30, 2006.

For the three months ended June 30, 2006, product sales decreased by 12%, or $99,000, to $749,000, in comparison to the same period in 2005. For the six months ended June 30, 2006, product sales decreased by 4%, or $89,000, to $2,187,000, in comparison to the same period in 2005.

"Sales of First Defense®, our lead product, increased by 3% and 4% during the three and six month periods ended June 30, 2006, respectively," commented Michael F. Brigham, president and CEO. "Continued growth of First Defense® is the key to our commercial strategy while Mast Out® is being developed under a product development and marketing agreement with Pfizer Animal Health."

Net income was $0.11 per diluted share in both of the six month periods ended June 30, 2006 and 2005. The Company recognized net income of $16,000 for the three months ended June 30, 2006, compared to net income of $79,000 during the same period in 2005. For the six months ended June 30, 2006, the Company recognized net income of $322,000, compared to net income of $339,000 during the same period in 2005.

The Company's cash, cash equivalents and short-term investments increased by 15%, or $770,000, to $5,920,000 at June 30, 2006, as compared to $5,150,000 at December 31, 2005. Stockholders' equity increased by 6%, or $509,000, to $9,066,000 at June 30, 2006, as compared to $8,558,000 at December 31, 2005. The Company had 2,909,000 shares of common stock outstanding as of June 30, 2006.

                                        (Unaudited)        (Unaudited)
                                    Three Months Ended  Six Months Ended
                                          June 30,           June 30,
                                       2006     2005      2006     2005
(In thousands, except per share      -------  -------   -------  -------
 amounts)
Revenues:
Product sales                        $   749  $   848   $ 2,187  $ 2,276
Other revenues                            93      136       198      304
                                     -------  -------   -------  -------
Total revenues                           842      984     2,385    2,580

Cost and expenses:
Product costs                            386      349       895      911
Research and development expenses        231      253       466      567
Selling, general and administrative
 expenses                                257      278       599      585
                                     -------  -------   -------  -------
Total costs and expenses                 874      880     1,960    2,063
                                     -------  -------   -------  -------

Net operating (loss) income              (32)     104       425      517

Interest and other income                 64       31       116       53
                                     -------  -------   -------  -------

Income before income taxes                32      135       541      570
Income tax expense                        16       56       219      231
                                     -------  -------   -------  -------
Net income                           $    16  $    79   $   322  $   339
                                     =======  =======   =======  =======

Net income per common share:
Basic                                $  0.01  $  0.03   $  0.11  $  0.12
Diluted                              $  0.01  $  0.03   $  0.11  $  0.11

Weighted average common shares
 outstanding:
Basic                                  2,893    2,804     2,872    2,799
Diluted                                3,073    2,956     3,055    2,976

                                                            (Unaudited)
                                 At December 31, 2005    At June 30, 2006
                                 --------------------  --------------------
(In thousands)
Cash, cash equivalents and
 short-term investments                  $5,150                $5,920
Total assets                              9,955                10,222
Net working capital                       6,091                 6,707
Stockholders' equity                     $8,558                $9,066

ImmuCell Corporation is a biotechnology company that is developing, manufacturing and selling products that improve animal health and productivity in the dairy and beef industries. Press releases and other information about the Company are available at http://www.immucell.com.

Contact:
Michael F. Brigham
President and Chief Executive Officer
(207) 878-2770 Ext. 3106